CARTER, LEDYARD & MILBURN
                          2 WALL STREET
                    NEW YORK, NEW YORK 10005


                               November 25, 1997




  The Chase Manhattan Bank
    as Trustee of The First Trust Combined
    Series 271
  4 New York Plaza - 6th Floor
  New York, New York 10004

      Re:  The First Trust Combined Series 271

  Dear Sirs:

            We have acted as special counsel for The First Trust Combined Series 271 consisting of The First Trust of Insured Municipal Bonds--Multi-State: New York Trust, Series 61 (the "Insured New York Trust"),for purposes of determining the applicability of certain New York State and New York City taxes under the circumstances hereinafter described. We have not examined any of the obligations to be deposited into the Insured New York Trust and express no opinion herein as to whether the interest on any such obligations would in fact be exempt from Federal, New York State and New York City income taxes if directly received by a Unit holder, nor have we made any review of the proceedings relating to the issuance of such obligations or the basis for bond counsel opinion as to the tax-exempt character of the interest thereon.

            As a basis for rendering our opinion, we have reviewed the Trust Agreement for the Insured New York Trust, dated as of today (the "Date of Deposit"), among Nike Securities L.P. (the "Depositor"), Securities Evaluation Service, Inc., as Evaluator, First Trust Advisors L.P., as Portfolio Supervisor, and The Chase Manhattan Bank, as Trustee (the "Trustee") which incorporates a certain Standard Terms and Conditions of Trust dated October 16, 1991 (collectively, the "Indenture"), and the prospectus dated today to be filed as an amendment to a registration statement relating to the Insured New York Trust previously filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (respectively, the "Prospectus" and the "Registration Statement").

            The Insured New York Trust is created pursuant to the Indenture and its objectives are to produce income exempt from Federal, State and local income and property taxation, and to conserve capital through investment in a portfolio of tax-exempt bonds.

            As more fully set forth in the Indenture and in the Prospectus, the activities of the Trustee will include the following:

            On  the  Date of Deposit, the Depositor will  deposit
  with the Trustee with respect to the Insured New York Trust the total principal amount of interest bearing obligations and/or contracts for the purchase thereof together with an irrevocable letter of credit in the amount required for the purchase price and accrued interest, if any. In addition, obligations in the Insured New York Trust have the timely payment of principal and interest guaranteed by insurance policies purchased by the issuers, the underwriters, the Depositor or others as more fully set forth in the Prospectus and the Registration Statement with respect to the Insured New York Trust.

            We understand that all of the insurance policies described in the preceding paragraph provide or will provide that the insurer will pay the amount of principal and interest due but not paid on any obligation and such payment will in no event relieve the issuer from its continuing obligation to pay such defaulted principal and interest in accordance with the terms of the obligation.

            The Trustee will not participate in the selection of the obligations to be deposited in the Insured New York Trust, and, upon the receipt thereof, will deliver to the Depositor certificates for the number of units of fractional undivided interest (the "Units") representing the entire capital of the Insured New York Trust as more fully set forth in the Prospectus and the Registration Statement. The Units, which are represented by certificates (the "Certificates"), will be offered to the public by the Prospectus when the Registration Statement becomes effective.

            The duties of the Trustee are ministerial in nature, and consist primarily of crediting the appropriate accounts with interest received by, and with the proceeds from the disposition of obligations held in, the Insured New York Trust and the distribution of such interest and proceeds to the Unit holders thereof. The Trustee will also maintain records of the registered holders of certificates representing an interest in the Insured New York Trust and administer the redemption of Units by such certificateholders, and may perform certain administrative functions with respect to an automatic reinvestment option.

            Generally, obligations held in the Insured New York Trust may be removed therefrom by the Trustee only upon redemption prior to their stated maturity, at the direction of the Depositor in the event of an advance refunding or upon the occurrence of certain other specified events which adversely affect the sound investment character of the Insured New York Trust, such as default by the issuer in payment of interest or principal on the obligations, where no provision for payment is made therefor within thirty (30) days either pursuant to the portfolio insurance, where such is part of the Insured New York Trust, or otherwise, and the Depositor fails to instruct the Trustee, within thirty (30) days after notification by the Trustee, to hold such obligation.

            Except as described in the preceding paragraph, prior to the termination of the Insured New York Trust the Trustee is empowered to sell obligations designated for such purposes by the Depositor only to redeem Units tendered to it and to pay expenses for which funds are not available. The Trustee does not have the power to vary the investment of any Unit holder in the Insured New York Trust, and under no circumstances may the proceeds of sale of any obligations held by the Insured New York Trust be used to purchase new obligations to be held therein.

            The Trustee will receive an annual fee for its services based upon the principal amount of the underlying obligations, plus reimbursement of its reasonably incurred expenses.


  New York State Franchise Tax

            Article 9-A of the New York State Tax Law imposes a franchise tax on business corporations, and, for purposes of that Article, Section 208(1) defines the term "corporation" to include, among other things, "any business conducted by a trustee or trustees wherein interest or ownership is evidenced by certificate or other written instrument".

            The Regulations promulgated under Section 208 provide as follows:

       "The  term 'corporation'. includes . . .  (2)  a
  business conducted by a trustee or trustees in  which
  interest or ownership is evidenced by certificate  or
  other  written instrument... but is not  limited  to,
  an  association commonly referred to  as  a  business
  trust   or   Massachusetts  trust.   In   determining
  whether  a  trustee  or  trustees  are  conducting  a
  business,   the   form  of  the   agreement   is   of
  significance  but  is  not controlling.   The  actual
  activities  of  the  trustee or trustees,  not  their
  purposes  and  powers, will be regarded  as  decisive
  factors in determining whether a trust is subject  to
  tax  under  Article  9-A of the Tax  Law.   The  mere
  investment  of  funds  and the collection  of  income
  therefrom,  with incidental replacement of securities
  and  reinvestment of funds, does not  constitute  the
  conduct  of  a  business in the case  of  a  business
  conducted  by a trustee or trustees."   20  NYCRR  1-
  2.5(b)(2) (Amended July 11, 1990; renumbered  October
  27, 1993).

            Additionally, 20 NYCRR 1-3.4(b) provides that the following corporations are exempt from taxation under Article
  9-A of the Tax Law:

  "Trusts  which are not conducting a business (passive
  trusts).   Where the functions of a trustee are  only
  to hold property and collect and distribute income the trust is not subject to tax under Article 9-A of the Tax Law. The power to sell, invest and reinvest must be clearly and expressly limited. For example, a power to sell stock and reinvest the proceeds if the bid price of the stock drops below a certain level will not make the trust taxable."

            New York cases dealing with the question of whether a trust will be subject to the franchise tax have also set out the general rule that where a trustee merely invests funds and collects and distributes the income therefrom, the trust is not engaged in business and is not subject to the franchise tax. Burrell v. Lynch, 274 App. Div. 347, 84 N.Y.S.2d 171 (3rd Dept. 1948).

            In an Opinion of the Attorney General of the State of New York, 47 N.Y. Att'y. Gen. Rep. 213 (Nov. 24, 1942), it was held that where the trustee of an unincorporated investment trust was without authority to reinvest amounts received upon the sales of securities and could dispose of securities making up the trust only upon the happening of certain specified events or the existence of certain specified conditions, the trust was not subject to the franchise tax.

             In  an  Advisory  Opinion  of  the  Commissioner  of
  Taxation and Finance, Fibreboard Asbestos Compensation Trust, TSB-A-97(3)C (January 21, 1997), it was held that a trust established as a settlement fund under Section 468B of the
  Internal Revenue Code of 1986, as amended (the "Code"), for the sole purpose of accumulating funds to satisfy claims arising from asbestos related litigation, was not subject to the business corporation franchise tax. The trustees were primarily responsible for distributing trust assets to beneficiaries and enhancing and preserving the trust through prudent, conservative investments. The advisory opinion stated that "for New York State franchise tax purposes, an unincorporated entity is not taxed as a corporation unless its activities are conducted in a manner whereby the entity presents itself as a corporation, in which case it is deemed to be a corporation." The advisory opinion then stated that "the conduct of business is more than the ownership of property and the collection and distribution of income derived from that property. (Matter of Smadbeck v. State Tax Commission, 33 N.Y. 2d 930 (1973); People ex rel Nausss v. Graves, 283 N.Y. 383, 386 (1940)). It is 'more than the mere investment of funds and the collection of income therefrom, with the incidental replacement of securities and the reinvestment of funds that constitute the corpus, as in the case of an ordinary trust'.. (Burrell v. Lynch, 274 App. Div. 347, 352 (1948); see also, Matter of City Bank Farmers Trust Co. v. Graves, 272 N.Y. 1 (1936))."

            In another Advisory Opinion of the Commissioner of Taxation and Finance, Consolidated Edison Company of New York, Inc., TSB-A-90(24)C (November 30, 1990), it was held that a trust established as a nuclear decommissioning fund under
  Section 468A of the Code for the sole purpose of accumulating funds for the eventual decommissioning of nuclear plants, was not subject to the business corporation franchise tax. The trustee was only responsible for the investment of funds in government debt securities and bank time or demand deposits and for the collection of income from the trust and the incidental replacement and reinvestment of funds in the trust.

             In   the  instant  situation,  the  Trustee  is  not
  empowered to sell obligations contained in the corpus of the Insured New York Trust and reinvest the proceeds therefrom. Further, the power to sell such obligations is limited to circumstances in which the creditworthiness or soundness of the obligation is in question or in which cash is needed to pay redeeming Unit holders or to pay expenses, or where the Insured New York Trust is liquidated pursuant to the termination of the Indenture. Only in circumstances in which the issuer of an obligation attempts to refinance it can the Trustee exchange an obligation for a new security. In substance, the Trustee will merely collect and distribute income and will not reinvest any income or proceeds, and the Trustee has no power to vary the investment of any Unit holder in the Insured New York Trust.


  New York City General Corporation Tax

            Section 11-603(1) of the Administrative Code of the City of New York (the "Administrative Code") imposes a general corporation tax on domestic and foreign corporations for the privilege of doing business, employing capital or owning or leasing property within the City of New York. For this purpose, Section 11-602(1) of the Administrative Code defines the term "corporation" to include, among other things, "any business conducted by a trustee or trustees wherein interest or ownership is evidenced by certificate or other written instrument".

            The Rules promulgated under Section 11-602 provide that:

       "The term 'corporation'. includes . . . (2)(ii) any business conducted by a trustee or trustees wherein interest or ownership is evidenced by certificate or other written instrument, such as a Massachusetts or business trust, an investment trust and an entity treated as a real estate investment trust for Federal tax purposes." 19 RCNY Section 11-02(2)(ii).

            A New York City Department of Finance letter ruling discussed the application of the General Corporation Tax (and the Unincorporated Business Tax) to trusts formed in connection with net long-term lease agreements. Finance Letter Ruling (93)-GC & UB (August 6, 1984). The Department of Finance took the position that since the trustee's duties were "passive" and "ministerial in nature", the trusts were not taxable as corporations. The Department specifically described the trustee's duties as follows:

       "Under the Trust Agreement, A [the trustee] will have no power or discretion to manage, control, use, sell or otherwise transfer title to or dispose of or otherwise deal with the Vessels or otherwise take or refrain from taking any action under or in connection with the transaction, except as expressly required by the terms of the various agreements.

       The duties that A will perform under each Trust Agreement are ministerial in nature. At the closing, in its capacity as owner trustee, A will accept the investments of the owner participants and record such in the records of each Vessel Trust. It will also execute the documents that are necessary to effectuate the purchase, and accept title with respect to the related Vessels. . . . Once the transaction has closed, A will only be required to perform specific duties, which are basically limited to the keeping of appropriate books and records relating to each Vessel Trust and forwarding or executing various documents including tax returns, notices, requests, demands, certificates and the like."

            In reaching its decision, the Department of Finance relied on analogous rulings interpreting Article 9-A of the New York State Tax Law and pointed out the identicality of language between the two statutes. Finance Letter Ruling (93)- GC & UB (August 6, 1984), citing Matter of City Bank Farmers Trust Co. v. Graves, 272 N.Y. 1 (1936); Matter of Smadbeck v.
  State Tax Commission, 33 N.Y. 2d 930 (1973); and Burrell v. Lynch, 274 App. Div. 347, 84 N.Y.S.2d 171 (3d Dept. 1948).


  New York City Unincorporated Business Tax

            Section 11-503(a) of the Administrative Code imposes an unincorporated business tax on the unincorporated business taxable income of every unincorporated business carried on within New York City. For purposes of the unincorporated business tax, section 11-502(a) of the Administrative Code defines the term "unincorporated business" to mean
  ". . . any trade, business, profession or occupation conducted, engaged in or being liquidated by an individual or unincorporated entity, including a . . . fiduciary . . .".

            Section 11-502(b) of the Administrative Code excludes
  certain transactions from the applicability of the unincorporated business tax and provides as follows: "[t]he performance of services by an individual . . . as a fiduciary, shall not be deemed an unincorporated business, unless such services constitute part of a business regularly carried on by such individual."

            Department of Finance Letter Ruling 93 relied on People ex rel Nauss v. Graves, 283 N.Y. 383 (1940), in which the Court interpreted language under the former New York State Unincorporated Business Tax, imposed by Article 16-A of the Tax Law, similar to the New York City statutory language. The Finance Letter Ruling quoted from Nauss as follows:

       "When used in tax statutes similar to that involved in the case at bar, 'business'. or 'doing business'. connotes something more than the ownership of property and the receipt of income derived from property . . . Although the very nature of the case does not permit an exact formula by which to determine when the activities of a property owner amount to the doing of business, there has been evolved the principle which distinguishes between a passive and an active owner or investor. One who allocates the active administration of the properties to others and himself performs only such acts as are appropriate to safeguard his ownership, is to be distinguished from one who himself actively participates in administering the management of the properties . . . Nauss at 386-387."

           Finance Letter Ruling 93 concluded that:

       "It does not appear that any individual equipment trust is carrying on an unincorporated business. The activities of the trustee are passive in nature involving no discretionary authority nor any responsibility regarding the operation, maintenance or management of the equipment. The equipment trust, therefore, will not be subject to the Unincorporated Business Tax."

  Finance Letter Ruling (93)-GC & UB (August 6, 1984).

            The Department of Finance, Bureau of Hearings decided in In the Matter of the Petition of KAL 727/707 1978 Equipment Trust, et al. (Revised decision, August 1, 1985) that where the activities of the trustee were passive acts without the trustee having discretionary authority to manage, control, use, sell, dispose or otherwise deal with the trust corpus, the trust did not carry on a taxable unincorporated business as the activities did not constitute part of a business regularly carried on within the purview of section S46-2.0(b) (currently Section 11-502(b)) of the Administrative Code, citing Nauss.

             Section   11-502(c)   of  the  Administrative   Code
  provides:

       "(c)   Purchase and sale for own account. -  (2)
  An  individual or other unincorporated entity .  .  .
  shall  not  be  deemed engaged in  an  unincorporated
  business  solely  by  reason  of  (a)  the  purchase,
  holding  and sale for his, her or its own account  of
  property,  .  .  .  or  the entry  into,  assumption,
  offset,  assignment,  or  other  termination   of   a
  position in any property so defined, or both, .  .  .
  but   this  subdivision  shall  not  apply   if   the
  unincorporated entity is taxable as a corporation for Federal income tax purposes."

            The above quoted section appears to exclude from the unincorporated business tax entities whose principal activity is investing, so long as the investment activities are for the account of the entity.


  New York State and City Individual Income Tax

            Under Subpart E of Part I, Subchapter J of Chapter 1 of the Code, the grantor of a trust will be deemed to be the owner of the trust under certain circumstances, and therefore taxable on his proportionate interest in the income thereof. Where this Federal tax rule applies, the income attributed to the grantor will also be income to him for New York income tax purposes. Ruling, Department of Taxation and Finance, dated October 22, 1936.

            Article 22 (Personal Income Tax) of the New York  Tax
  Law imposes a tax on a New York State resident individual's State adjusted gross income. Such amount is defined by
  Section 612(a) as his Federal adjusted gross income, with certain modifications. One of such modifications is the addition of interest income on the obligations of a state or political subdivision of a state other than New York, if excluded from his Federal adjusted gross income. Title 11, Chapter 17 imposes a personal income tax on a New York City resident individual's City adjusted gross income. Such amount is defined by Section 11-1712(a) of the Administrative Code of the City of New York as his Federal adjusted gross income, with certain modifications. One of such modifications is the addition of interest income on the obligations of a state or political subdivision thereof of a state other than New York, if excluded from his Federal adjusted gross income. 48 U.S.C.
  Section 745 exempts interest of a bond issued by the Government of Puerto Rico or by its authority from tax of the United States, of any State, of the District of Columbia and of any State's county, municipality, or municipal subdivision thereof. 48 U.S.C. Section 1423a exempts interest on a bond issued by the Government of Guam or by its authority from taxation by the United States, by any State or political subdivision thereof. The Insured New York Trust will hold only obligations issued by New York State or a political subdivision thereof or by the Government of Puerto Rico or a political subdivision thereof, or by the Government of Guam or by its authority or a combination of two or more of the above. Therefore, to the extent that the income of the Insured New York Trust consists of interest and original issue discount excludable from gross income under Section 103 of the Code, a resident individual of New York State or City who is a certificateholder of such Trust will not be subject to the State or City personal income tax on his proportionate share of interest income of such Trust. These exemptions do not apply to gains on the transfer of the obligations in the Insured New York Trust. Therefore, such certificateholders will be subject to such taxes on gains realized, if any, when the obligations of the Insured New York Trust are sold, redeemed, or paid at maturity or when Units are sold or redeemed.


  New York State Stock Transfer Tax

            Section 270(1) of Article 12 of the New York State Tax Law imposes a transfer tax on, among other things, the sale, or agreement to sell, and deliveries or transfers of shares or certificates of interest in any business conducted by a trustee or trustees. Section 270(8)(a) of the Tax Law, however, specifically excludes from the stock transfer tax "sales, agreements to sell, memoranda of sales, deliveries or transfers of shares or certificates (a) issued under a noncorporate investment trust agreement of the fixed type and no such sale, agreement to sell, memorandum of sale, delivery or transfer shall result in imposing a tax under this section on the securities held in such an investment trust. . . ."

            Based  on  the  foregoing and on the  opinion,  dated
  today,   of  Messrs.  Chapman  and  Cutler,  counsel  for   the
  Depositor, as to certain Federal income tax matters, upon which we specifically rely, we are of the opinion that under existing laws, rulings, and court decisions interpreting the laws of the State and City of New York:
        1. The Insured New York Trust will not constitute an association taxable as a corporation or  as  an  unincorporated business  under  New  York
  State  and  City  law,  and, accordingly,  each  such
  Trust  will not be subject to tax on its income under
  the  New York State franchise tax, the New York  City
  general   corporation  tax  or  the  New  York   City
  unincorporated business tax.

       2. The income of the Insured New York Trust will be treated as the income of the Unit holders of that Trust under the income tax laws of the State and City of New York in the same manner as for Federal income tax purposes (subject to differences in accounting for discount and premium to the extent that the income tax laws of the State and/or City of New York do not conform to current Federal law).

       3.    Resident individuals of New York State and
  City  who  hold Units of the Insured New  York  Trust
  will  not  be  subject to the State or City  personal
  income   taxes  on  (a)  interest  income  on   their
  proportionate  shares of interest  income  earned  by
  the  Insured New York Trust on any obligation of  New
  York  State or a political subdivision thereof or  of
  the   Government  of  Puerto  Rico  or  a   political
  subdivision thereof or of the Government of Guam or by its authority, to the extent such income is excludable from Federal gross income under Code
  Section  103,  or  (b) any proceeds  paid  under  the
  applicable insurance policies to the Trustee which represent maturing interest on defaulted obligations held by the Trustee if, and to the same extent as, such interest would not have been subject to New
  York  State or City personal income tax under  clause
  (a) hereof if paid by the issuer of the defaulted obligations.

       4.    Resident individuals of New York State and
  City who hold Units of the Insured New York Trust will recognize gain or loss, if any, under the State or City personal income tax law if the Trustee disposes of an asset of such Trust. The amount of such gain or loss is measured by comparing the Unit holder's aliquot share of the total proceeds from the transaction with his basis for his fractional interest in the asset disposed of.

       5.    Resident individuals of New York State and
  City  who  hold Units of the Insured New  York  Trust
  will  recognize gain or loss, if any, under the State
  or  City  personal income tax law if the Unit  holder
  redeems  or  sells any Units.  Such gain or  loss  is
  measured   by   comparing  the   proceeds   of   such
  redemption or sale with the adjusted basis of the Units redeemed or sold.

            In  addition, we are of the opinion that no New  York
  State stock transfer tax will be payable in respect of any transfer of the Certificates by reason of the exemption in
  Section 270(8)(a) of the New York State Tax Law.

            This opinion is as of the date hereof and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

            We consent to the filing of this opinion as an exhibit to the Registration Statement (No. 333-22611) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Units and to the references to our name in such Registration Statement and the preliminary prospectus included therein.

                               Very truly yours,



                               Carter, Ledyard & Milburn